ALGODON

WINE ESTATES

PRIVATE ESTANCIAS



SCALE: 1:17500

0 250m 500m 1000m

1 Main entrance and security gate
2 Access road
3 Existing lodge
4 Sport field
5 Racquet center
6 Winery
7 Vineyard
8 Out parcel
9 Single family residential lots
10 Golf course
11 Retail village
12 Farmers market
13 Service area
14 Paddock
15 Equestrian center
16 Equestrian lots
17 Lake
18 Drainageway
19 Luxury Boutique Hotel
20 Hotel branded residences
21 Golf club
22 Driving range
23 Fruit trees orchard
24 Distillery
25 Outfitters club
26 Natural reserve
27 Pedestrian and bike trail
28 Primary Roadway
29 Green energy area
30 Natural reserve ranches *(5 HA approximately)*
31 Existing feature roadway
32 Service entrance
33 Truffle garden
34 Equestrian Trail